Exhibit 107

Calculation of Filing Fee Table

424(b)(5)(1)

(Form Type)

ONEOK, INC.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Newly Registered Securities

Fees to Be Paid	Debt	6.100% Notes due 2032	457(r)	$750,000,000	99.919%	$749,392,500	0.00011020	$82,583.05

Fees to Be Paid	Other	Guarantees of 6.100% Notes due 2032(2)(3)	457(n)	–	–	–	–	–

Fees Previously Paid	–	–	–	–	–	–		–

Carry Forward Securities

Carry Forward Securities	–	–	–	–		–

	Total Offering Amounts					$749,392,500		$82,583.05

	Total Fees Previously Paid							$0.00

	Total Fee Offsets							$0.00

	Net Fee Due							$82,583.05
(1)	Final prospectus supplement.
(2)	The 6.100% Notes due 2032 will be guaranteed by certain of ONEOK, Inc.’s subsidiaries as set forth in the prospectus supplement to which this Exhibit is attached.
(3)	Pursuant to rule 457(n) under the Securities Act of 1933, as amended, no separate registration fee is payable with respect to such guarantees.